Exhibit 5.2

                     [Richards, Layton & Finger Letterhead]





                                           October 6, 1998





UCBH Trust Co.
c/o UCBH Holdings, Inc.
711 Van Ness Avenue
San Francisco, California  64102

                  Re:    UCBH Trust Co.

Ladies and Gentlemen:

         We have acted as special Delaware counsel for UCBH Trust Co., a Delaware business trust (the "Trust"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

         For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

         (a) The Certificate of Trust of the Trust, as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on September 26, 1997, as amended by the Certificate of Amendment of the Trust, dated March 27, 1998, as filed in the office of the Secretary of State (the "Certificate");

         (b) The Trust Agreement of the Trust, dated as of September 26, 1997, between UCBH Holdings, Inc., a Delaware corporation (the "Company"), and the trustees of the Trust named therein (the "Trustees"), as amended by the Amendment to Trust Agreement dated March 27, 1998, between the Company and the Trustees;

         (c) The Registration Statement (the "Registration Statement") on Form S-4, including a prospectus (the "Prospectus") relating to the 9.375% Capital Securities of the Trust representing preferred undivided beneficial interests in the Trust (each, an "Exchange Capital Security" and collectively, the "Exchange Capital Securities"), as filed by the Company and the Trust as set forth therein with the Securities and Exchange Commission on or about July 1, 1998;

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October 6, 1998
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         (d) A Certificate of Good Standing for the Trust, dated June 26, 1998, obtained from the Secretary of State; and

         (e) Certificate of Administrative Trustee of the Trust dated October 6, 1998.

         Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

         For purposes of this opinion, we have not reviewed any documents other than the documents listed above. We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

         With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

         For purposes of this opinion, we have assumed (i) that the Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the Trust, and that the Trust Agreement and the Certificate are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, the due creation or due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, organization or formation, (iii) the legal capacity of natural persons who are parties to the documents examined by us,
(iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under, such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Exchange Capital Security is to be issued by the Trust (collectively, the "Exchange Capital Security Holders") of a Exchange Capital Security Certificate for such Exchange Capital Security and the payment for the Exchange Capital Security acquired by it, in accordance with the Trust Agreement and the Prospectus, and (vii) that the Exchange Capital Securities are issued and sold to the Exchange Capital Security Holders in accordance with the Trust Agreement and the Prospectus. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

         This opinion is limited to the laws of the State of Delaware, and we have not considered and express no opinion on the laws of

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any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

         Based upon the foregoing, and upon our examination of such questions of law of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

         1. The Trust has been duly created and is validly existing in good standing as a business trust under the Delaware Business Trust Act, 12 Del. C. ss. 3801, et seq.

         2. The Exchange Capital Securities will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the Trust.

         3. The Exchange Capital Security Holders, as beneficial owners of the Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Exchange Capital Security Holders may be obligated to make payments as set forth in the Trust Agreement.


         We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In addition, we hereby consent to the use of our name under the heading "Legal Matters" in the Prospectus. In giving the foregoing consents, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                           Very truly yours,



                                           /s/ Richards, Layton & Finger, P.A.